PRESS RELEASE
January 23, 2007
BOARDWALK BANCORP REPORTS
2006 Results
     Linwood, New Jersey—Boardwalk Bancorp, Inc. (NASDAQ “BORD”), parent company of Boardwalk Bank, announced its operating results for the quarter and year ended December 31, 2006.
     Fourth quarter 2006 net income was $703,000 or $0.19 diluted earnings per share compared to net income of $759,000 or $0.22 diluted earnings per share in the fourth quarter of 2005. For the quarter ended December 31, 2006, Bancorp reported net interest income of $3,016,000 compared to $2,862,000 for the quarter ended December 31, 2005.
     Net Income for the year 2006 was $3,025,000 or $0.83 diluted earnings per share compared to net income of $2,600,000 or $0.77 diluted earnings per share for the year ended December 31, 2005, an increase of $425,000 or 16%. Income before taxes for the year 2006 was $4,059,000 compared to $3,810,000 for 2005, an increase of $249,000 or 7%. Net interest income exhibited strong growth as the bank continued to generate strong loan growth. For the year ended December 31, 2006, net interest income was $12,232,000 compared to $10,375,000 for the previous year, an increase of $1,857,000 or 18%. Net interest margin for the year 2006 was 3.01% compared to 3.27% for the year 2005. Return on average assets for the year 2006 was .70% compared to 2005 at .77%. Return on average equity for the year 2006 was 8.01% compared to 7.93% for the year 2005.
     At December 31, 2006, Bancorp’s total assets increased to $453,280,000 from $401,666,000 at December 31, 2005, an increase of $51,614,000 or 13%. Total loans rose to $277,466,000 from $244,237,000 at December 31, 2005, for a 14% increase.
     For the quarter ended December 31, 2006, Bancorp’s provision for loan losses was $109,000 increasing the allowance for loan losses to $3,273,000 or 1.18% of total loans. For the entire year 2006, the provision for loan losses was $448,000 compared to $674,000 for the previous year. The Bank has 2 non-performing loans at December 31, 2006, totaling $480,000.
     At December 31, 2006, the Bancorp’s shareholders’ equity totaled $51,127,000 or 11.28% of period end total assets compared to $35,343,000 or 8.80% of period end assets at year-end 2005. This notable increase was primarily the result of the exercise of 1.12 million warrants @$12 per warrant during 2006.
     Michael D. Devlin, President and CEO of Boardwalk Bancorp, stated:
     “The Board and Management were very pleased with the progress made in the long term plan to establish the bank as a leading financial service provider in Atlantic, Cape May and Cumberland Counties. During the year the bank opened two new branch offices in Cape May City and Egg Harbor Township, which furthered the targeted “footprint.” A loan production office was opened in Vineland and the initial response has been favorable. Plans are continuing on sites in Hamilton Township and Vineland for branches in these locations in 2008 that will complete the branch network.

     “Also in 2006, the company completed the formation of Boardwalk Bancorp and received additional capital as 1.12 million warrants were exercised. The new holding company structure and capital provides a solid base for future growth.
     “Financial performance was strong. Net income increased to $3,025,000 which continued the trend of double-digit growth in earnings and enabled us to surpass our stated earnings per share goal. This was in spite of a very challenging interest rate environment which compressed net interest margin to 3.02% for the year. The bank also took the opportunity in the fourth quarter to restructure investments generating a loss of $33,000 but better positioning the portfolio for 2007.
     “Loan quality remains excellent with only two non-performing credits at year-end and eight delinquent loans for a ratio of .0039%. We enter 2007 with a very strong pipeline and expectations of solid loan growth.
     “For 2007, the bank has based a portion of all employee incentive pay plans on the growth of core deposits recognizing the value to the franchise on any gains made in this very competitive area. The bank has also engaged Sheshunoff Management Services to perform an operational review believing that after eight years of operation a fresh look may bring financial improvement.
     “We believe that 2007 will continue to be a very challenging environment for community banking with little expectation of a dramatic improvement during the first two quarters. In spite of this, we believe that we have targeted the right goals to continue to build value in the core franchise.
     “The Board of Directors has extended the previously announced stock repurchase program for up to 5% of shares outstanding, or approximately 214,000 shares, to the period ending December 31, 2007. Share repurchases will be made from time to time and will be effected on the open market, in block trades, or in privately negotiated transactions, and in compliance with applicable laws.”
     Boardwalk Bancorp’s Annual Meeting of Shareholders is scheduled for 10:00 a.m. on Thursday, April 26, 2007.

SELECTED BALANCE SHEET DATA
(Unaudited, in thousands)

	December 31, 2006	December 31, 2005

Investments	$139,342	$130,984
Loans Net of Reserves	274,193	241,376
Allowance for Loan Losses	3,273	2,861
Total Assets	453,280	401,666
Total Deposits	309,953	272,494
Total Borrowings	91,061	92,695
Total Equity	51,127	35,343
SELECTED INCOME STATEMENT DATA
(Unaudited, in thousands except per share data)

	For the three months		For the year
	ended December 31,		ended December 31,
	2006	2005	2006	2005

Interest Income	$7,024	$5,501	$26,394	$18,867
Interest Expense	4,008	2,639	14,162	8,493
Net interest income	3,016	2,862	12,232	10,375
Provision for loan losses	109	125	448	674
Pre-tax income	885	1,118	4,059	3,810
Net income	703	759	3,025	2,600
Basic earnings per share	0.20	0.25	0.93	0.88
Diluted earnings per share	0.19	0.22	0.83	0.77
Weighted average diluted shares outstanding	3,768,933	3,487,867	3,626,888	3,387,524
For further information contact Wayne Hardenbrook, CFO, Boardwalk Bancorp: (888) 720-2265.
This release contains statements of Boardwalk Bancorp’s strategies, plans and objectives, and may be identified by the use of words such as “may,” “will,” “could,” “should,” “project,” “expect,” “anticipate,” “plan,” “intend,” and similar words. These statements constitute forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties, any of which may cause actual results to differ materially from the results or objectives expressed or implied from the forward looking statements. Factors which could cause or contribute to such differences include, but are not limited to, general economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other competitive, governmental, regulatory, and technological factors affecting the Bancorp and its operations, pricing, products, and services. Other factors that may cause actual results to differ from results expressed or implied by forward-looking statements are described in Bancorp’s registration statements and periodic filings with the SEC.